Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No.
333-177923 July 9, 2013

July 2013

J. P. Morgan Structured Investments

The J.P. Morgan Mozaic Fixed Income Index (USD)
Strategy Guide

Important Information

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To the extent there are any inconsistencies between this free writing prospectus and the relevant term sheet or pricing supplement, the relevant term sheet or pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.

Securities linked to J.P. Morgan Mozaic Fixed Income Index (USD) (the "Index")
are our senior unsecured obligations and are not secured debt. Investing in these securities is not equivalent to a direct investment in the Index or any index fund that forms part of the Index.

Investments in securities linked to the Index require investors to assess several characteristics and risk factors that may not be present in other types of transactions. In reaching a determination as to the appropriateness of any proposed transaction, clients should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and economic consequences of such transaction in relation to their particular circumstances. This free writing prospectus contains market data from various sources other than us and our affiliates, and, accordingly, we make no representation or warranty as to the market data's accuracy or completeness.  All information is subject to change without notice. We or our affiliated companies may make a market or deal as principal in the securities mentioned in this document or in options, futures or other derivatives based thereon.

Any historical composite performance records included in this free writing prospectus are hypothetical and it should be noted that the constituents have not traded together in the manner shown in the composite historical replication of the indices included in this free writing prospectus. No representation is being made that the Index will achieve a composite performance record similar to that shown.  In fact, there are frequently sharp differences between a hypothetical historical composite performance record and the actual record that the combination of those underlying elements subsequently achieved.

Use of Simulated Returns

Back-testing and other statistical analysis material that is provided in connection with the explanations of the potential returns of the investments linked to the Index use simulated analysis and hypothetical circumstances to estimate how it may have performed prior to its actual existence.
The results obtained from "back-testing" information should not be considered indicative of the actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the Index.
J.P. Morgan provides no assurance or guarantee that the investments linked to the Index will operate or would have operated in the past in a manner consistent with these materials. The hypothetical historical levels presented herein have not been verified by an independent third party, and such hypothetical historical levels have inherent limitations. Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate. Actual results will vary, perhaps

materially, from the simulated returns presented in this strategy
guide.Alternative simulations, techniques, modeling or assumptions might produce significantly different results and prove to be more appropriate.
Actual results will vary, perhaps materially, from the  simulated returns presented in this strategy guide.

IRS Circular 230 Disclosure

We and our affiliates do not provide tax advice.  Accordingly, any discussion of U.S. tax matters contained herein is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with J.P. Morgan of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments.  Structured
Investments may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. J.P. Morgan and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring
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name for the Issuer and its subsidiaries and affiliates worldwide. JPMS is a member of FINRA, NYSE, and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.

Overview

The J.P. Morgan Mozaic Fixed Income Index (USD) (the "Index") is a
USD-denominated rule-based Index that provides synthetic exposure to a dynamic basket of indices (each, an "Underlying Index") that reference fixed income futures contracts in global developed markets. Each month (except for January), the Index rebalances into long and/or short positions in the Underlying Indices
(each potential long or short position, a "Constituent") using a risk-adjusted momentum based strategy.

On each rebalancing date, the Index rebalances into 12 different long or short positions, subject to certain exceptions (the "Selected Portfolio"), out of a potential universe of 38 Constituents. The Index selects the Constituents included in a particular monthly rebalancing based on recent relative performance. Exposure on the Index and each of its Constituents is leveraged up or down to target historical realized volatility of 4.0% per annum, based on the greater of the historical realized volatility during the last 20 index calculation days and the historical realized volatility during the last 66 index calculation days.

In addition to the Index's risk-adjusted momentum strategy, the Index seeks to adapt to different interest rate environments as measured by the federal funds target rate. On any rebalancing determination day, if the U.S. Federal Reserve has increased the federal funds target interest rate from its published rate 66 index calculation days prior, then the Index will rebalance on the following rebalancing day to equally weighted positions that are long the Selected
Portfolio and short certain J.P. Morgan fixed-income futures-based indices.
Conversely, on any rebalancing determination day, if the U.S. Federal Reserve has decreased or maintained the federal funds target interest rate from its published rate 66 index calculation days prior, then the Index will rebalance on the following rebalancing day to the Selected Portfolio for such rebalancing day.

This feature, along with the momentum based strategy, allows the Index to dynamically react to rising, steady and falling interest rate environments.

The Index includes a fee of 0.55% per annum, which is deducted daily from the level of the Index.

Key features of the Index include:

[] Dynamic Long and Short Exposure: The Index provides dynamic long and/or
short exposure to global fixed-income   markets in developed economies around
the world.

[] An Initial Performance Review:  The Index seeks to identify trends in its underlying Constituents, on a monthly basis (except for January), by reviewing each Constituent's long and short performances for the immediately preceding 66 index calculation days.  Subject to certain exceptions, the top 12
Constituents, ranked by performance, are selected for a second performance review.

[] A Second Performance Review:  These 12 Constituents selected in the initial
performance review must have a performance greater than -1.0%   during the
immediately preceding 10 index calculation day.

Any Constituent that meets both performance reviews is included in the relevant
Selected Portfolio.

[] Volatility-Targeting  at the Level of the Constituents: Of the remaining
Constituents that have satisfied the two-tier  performance review, exposure to the remaining Constituents is levered up or down, based on historical realized volatility,  subject to the maximum leverage limitations set forth in "What are the Constituents?" below. Exposure to each Constituent targets volatility of
4.0%  per annum, based on the greater of the historical realized volatility as measured on the relevant rebalancing determination day

during the last 20 index calculation days and the historical realized volatility during the last 66 index calculation days.

[] Volatility-Targeting  at the Index Level: The Index is also targeted to 4.0%
 historical realized volatility, over the same periods as the volatility-targeting  at the level of the Constituents and subject to a maximum leverage of 250%.

[] Ability to react to Rising, Steady and Falling Interest Rate Environments:
While other fixed-income   indices may be long-only,   which leaves a potential
investor exposed to a rising interest rate environment; the Index may take long and/or short positions and has a feature that adjusts allocations based on changes to the Federal Reserve's federal funds target interest rate.

[] Published Daily: The Index levels are published on Bloomberg under the ticker JMOZFIUS.

What are the Constituents?

The following table sets forth the Underlying Index for each Constituent that composes the Index. There are 38 Constituents representing long and short positions on each of the following 19 Underlying Indices.

Constituents

Class	Sub-Sector	Index Name	Ticker	Maximum Leverage
Bond Futures	Short-Term US Treasuries	J.P. Morgan U.S. 2-Year Note Futures Tracker Index (USD)	JFBU2USD	500%
	Medium-Term US Treasuries	J.P. Morgan U.S. 5-Year Note Futures Tracker Index (USD)	JFBU5USD	100%
	Long-Term US Treasuries	J.P. Morgan U.S. 10-Year Note Futures Tracker Index (USD)	JFBU10US	100%
	Short -Term German Note	J.P. Morgan Euro-Schatz Futures Tracker Index (USD)	JFBEDUUS	500%
	Medium-Term German Note	J.P. Morgan Euro-Bobl Futures Tracker Index (USD)	JFBEBLUS	100%
	Long-Term German Note	J.P. Morgan Euro-Bund Futures Tracker Index (USD)	JFBERXUS	100%
	Long-Term Japanese Note	J.P. Morgan 10Y Japanese Government Bond Futures Tracker Index (USD)	J10EUSJP	100%
Money Market Futures	Eurodollar Contracts	J.P. Morgan Front Eurodollar Futures Tracker Index (USD)	JFLFUS1U	500%
		J.P. Morgan Second Near Eurodollar Futures Tracker Index (USD)	JFLFUS2U	500%
		J.P. Morgan Third Near Eurodollar Futures Tracker Index (USD)	JFLFUS3U	500%
		J.P. Morgan Fourth Near Eurodollar Futures Tracker Index (USD)	JFLFUS4U	500%
		J.P. Morgan Fifth Near Eurodollar Futures Tracker Index (USD)	JFLFUS5U	500%
	Euribor Contracts	J.P. Morgan Front Euribor Futures Tracker Index (USD)	JFLFEU1U	500%
		J.P. Morgan Second Near Euribor Futures Tracker Index (USD)	JFLFEU2U	500%
		J.P. Morgan Third Near Euribor Futures Tracker Index (USD)	JFLFEU3U	500%
		J.P. Morgan Fourth Near Euribor Futures Tracker Index (USD)	JFLFEU4U	500%
		J.P. Morgan Fifth Near Euribor Futures Tracker Index (USD)	JFLFEU5U	500%
Spread Based Futures	Euro 2y10y Spread Index	J.P. Morgan EUR Curve Index (USD)	JPVEU210	500%
	Dollar 2y10y Spread Index	J.P. Morgan USD Curve Index (USD)	JPVU0210	500%

Note: Please see the relevant underlying supplement for more information on the Index, the Constituents and the Underlying Indices. Certain historical data for the Underlying Indices can be accessed on the Bloomberg website (www.bloomberg.com) by typing [ticker]:ind in the search box. Information contained in the Bloomberg website is not incorporated by reference herein and should not be considered a part of this strategy guide.

J.P. MORGAN MOZAIC FIXED INCOME INDEX (USD)

3

The table and graph below illustrate the performance of the Index based on the hypothetical back-tested closing levels from June 30, 2003 through June 28, 2013. Based on the hypothetical back-tested and actual performance, the Index realized annualized returns of 3.32% per annum over the period and realized annualized volatility of 3.65% during the period, equating to a hypothetical 10-Year Information Ratio of 0.91.

Hypothetical Comparison of the J.P. Morgan Mozaic Fixed Income Index (USD) (June 28, 2003 – June 28, 2013)

	J.P. Morgan Mozaic Fixed Income Index (USD)	iShares Barclays 20+ Year Treasury Bond Fund*	Barclays US Aggregate Total Return Index Unhedged USD*
12-Month Return	-6.18%	-12.04%	-0.91%
5-Year Return (Annualized)	4.12%	3.66%	4.72%
10-Year Return (Annualized)	3.32%	-0.22%	2.51%
10-Year Annualized Volatility	3.65%	14.03%	3.80%
10-Year Information Ratio**	0.91	-0.02	0.66

Source: Bloomberg and J.P. Morgan. Please see notes immediately following the graph below.

Back-tested performance information is solely hypothetical and for information purposes only. The hypothetical and historical returns set forth above are illustrative and may not be the actual returns on the Index. Please refer to the notes immediately following the graph below and "Important Information – Use of Simulated Returns" above.

*The applicable closing price or index level has been converted to an excess return level, where the returns are those in excess of the J.P. Morgan USD 1 Month LIBOR Cash Index (JPCAUS1M).

** "10-Year Information Ratio" means the 10-Year Annualized Return divided by the 10-Year Annualized Volatility.

Hypothetical performance of the J.P. Morgan Mozaic Fixed Income Index (USD) (June 30, 2003 – June 28, 2013)


160.00
150.00
140.00
130.00
120.00
110.00
100.00
90.00
80.00
70.00
J.P. Morgan Mozaic Fixed Income (USD) (JMOZFIUS)
iShares Barclays 20+ Year Treasury Bond Fund (Excess Return)
Barclays US Agg Total Return Value Unhedged USD (Excess Return)
Jun-03
Jun-04
Jun-05
Jun-06
Jun-07
Jun-08
Jun-09
Jun-10
Jun-11
Jun-12
Jun-13

Source: Bloomberg and J.P. Morgan

J.P. MORGAN MOZAIC FIXED INCOME INDEX (USD)

4

Note: All retrospective levels provided in the graph and table above are simulated and must be considered illustrative only. The simulated data was constructed using certain procedures that may vary from the procedures used to calculate the Index going forward, and on the basis of certain assumptions that may not hold during future periods.  The variations in procedures used in producing simulated historical data from those used to calculate the Index going forward could produce differences in returns of indeterminate direction and amount.  Past hypothetical performance results are neither indicative of nor a guarantee of future returns. Actual results will vary, potentially materially, from the hypothetical historical performance described herein.
There is no guarantee that the Index will outperform any alternative investment strategy, including the Barclays US Aggregate Total Return Index Unhedged USD
or the iShares Barclays 20+ Year Treasury Bond Fund. Please see "Important
Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.
"Return" means the percentage return of the relevant index or fund over the period indicated, converted to an excess return, if applicable, and
"Annualized" refers the annual compounded return of the relevant index or fund over the period.
"Annualized volatility" is the annualized standard deviation of the daily returns of the relevant index or fund for the full period from June 30, 2003
(the inception date of the fund) through June 28, 2013.
 "Barclays US Aggregate Total Return Index Unhedged USD" represents a hypothetical index constructed from the net total returns of the Barclays US
Aggregate Total Return Index Unhedged USD with the returns of the J.P. Morgan
USD 1 Month LIBOR Cash Index (JPCAUS1M) deducted.
 "iShares Barclays 20+ Year Treasury Bond Fund" represents a hypothetical fund constructed from the returns of the iShares Barclays 20+ Year Treasury Bond
Fund with the returns of the J.P. Morgan USD 1 Month LIBOR Cash Index
(JPCAUS1M) deducted.

Index Description

On each rebalancing determination day, in connection with the monthly
(excluding January) rebalancing of the Index on the following rebalancing day, the Index will employ the following steps:

Constituent Selection

[] The Index calculates the performance of synthetic long and short positions in each Underlying Index over the immediately preceding 66 index calculation days.

[] The synthetic positions are ranked by performance and the top 12 positions, subject to certain exceptions for ties in performance, of the 38 possible positions.

[] Each of the 12 provisionally selected Constituents must have a performance greater than -1%  over the previous 10 index calculation days to be included in the Selected Portfolio; otherwise they are discarded.

Federal Funds Feature

[] The Index seeks to adapt to different interest rate environments as measured by the federal funds target rate, which represents its short-term target interest rate.

[] On any rebalancing determination date, if the U. S.  Federal Reserve has increased the federal funds target rate from its published rate approximately three months prior, then the Index will rebalance on the following rebalancing day to equally weighted positions in:

[] a long position in the Selected Portfolio (which may represent long or short positions); [] a short position in the J. P.  Morgan USD Curve Index (USD);
and[] a short position in the J. P.  Morgan Front Eurodollar Futures Tracker
Index (USD)

As of any rebalancing determination day, if the U.S. Federal Reserve has decreased or maintained the federal funds target rate from its published rate
66 index calculation days prior, then the Index will rebalance to Selected
Portfolio for the relevant rebalancing day.

Volatility Targeting

[] At the level of each Constituent, the Index uses a volatility targeting approach to assign weights to the Constituents based on an annualized volatility target of 4.0%  (the "Target  Volatility").  Subject to maximum leverages set forth on page 3 above, leverage of each selected Constituent is adjusted based on the greater of the realized historical volatility as measured on the relevant rebalancing determination day over the last 20 index calculation days and the last 66 index calculation days.

[] In addition to the volatility targeting at the constituent level, the Index
also employs volatility targeting at the level of the Index.   Leverage on the
Index will not exceed 250% and is adjusted based on the greater of the realized historical volatility as measured on the relevant rebalancing determination day over the last 20 index calculation days and the last 66 index calculation days

[] After the rebalanced weights have been determined based on the above methodology, the Index will track the return of the applicable portfolio from the relevant rebalancing day until the next rebalancing day.

Hypothetical Back-tested Examples

Example 1: Non-Rising Federal Funds Rate Environment

- For the rebalancing day that occurred in September 2012, the Index selected 4 synthetic long Bond Futures positions, 8 synthetic long Money Market Futures positions. As of the June 2013 rebalancing, the Effective Weights of the selected Constituents (expressed in terms of an absolute weight and not in terms of the market position) was are set forth in the following table and were determined in accordance with the accompanying steps set forth below:

Example 1: Non-Rising Federal Funds Rate Environment

	Constituent (Position)	Constituent Volatility	Exposure Leverage	Selection Weight	Rebalanced Weight	Index Leverage	Effective Weight
1	JFBU5USD (long)	8.99%	44.49%	8.33% = 1/12	3.71%		6.08%
2	JFBU10US (long)	6.60%	60.61%	8.33%	5.05%		8.28%
3	JFBEBLUS (long)	6.81%	58.74%	8.33%	4.89%		8.02%
4	J10EUSJP (long)	3.87%	100%	8.33%	8.33%		13.66%
5	JFLFUS3U (long)	3.56%	100%	8.33%	8.33%		13.66%
6	JFLFUS4U (long)	1.63%	100%	8.33%	8.33%	163.93%	13.66%
7	JFLFUS5U (long)	1.81%	100%	8.33%	8.33%		13.66%
8	JFLFEU1U (long)	0.52%	500%	8.33%	41.67%		68.31%
9	JFLFEU2U (long)	0.79%	500%	8.33%	41.67%		68.31%
10	JFLFEU3U (long)	0.48%	500%	8.33%	41.67%		68.31%
11	JFLFEU4U (long)	0.45%	500%	8.33%	41.67%		68.31%
12	JFLFEU5U (long)	0.39%	500%	8.33%	41.67%		68.31%
	Total			**100%**			

A Step-by-Step Analysis of the Calculations in Example 1

- Step 1: The Index calculates the "Constituent Volatility," which is the greater of (a) the historical realized volatility of each Constituent over the immediately preceding 20 index calculation days or (b) the historical realized volatility of each Constituent over the immediately preceding 66 index calculation days, as measured on the relevant rebalancing determination day (the 4th index calculation day immediately preceding the rebalancing date).

J.P. MORGAN MOZAIC FIXED INCOME INDEX (USD)

7

[] Step 2: The Index calculates the "Exposure Leverage,"  which is the lesser of (a) the Maximum Leverage set forth on the table on page 3 under "What are the Constituents?" and (b) the percentage equal to the targeted volatility of
4.00%  for each Constituent divided by the Constituent Volatility.

[] Step 3:  The Index calculates the Selection Weight for each Constituent, which is 1 divided by the greater of (a) 12 and (b) the number of Constituents in the Index.

[] Step 4:  The Index calculates the Rebalancing Weight for each Constituent, which is the Exposure Leverage of that Constituent multiplied by its Selection
Weight

[] Step 5: The Index calculates (a) the historical volatility of the Index using the volatility-adjusted levels of each Constituent using the leverage determined in Step 4 over the immediately preceding 20 index calculation days and the 66 index calculation days, as measured on the relevant rebalancing determination day and (b) applies the greater of the two volatility levels.
In this example, this calculation yielded a historical realized volatility of approximately 2.44%.

[] Step 6: The Index calculates the "Index Leverage, " which is the lesser of
(a) the maximum leverage that can be applied to the index of 250% or (b) the percentage equal to the targeted volatility of 4.00%  for each Constituent divided by the volatility determined in Step 5.

[] Step 7: The Index calculates the  "Effective Weight" of each Constituent, which is equal to the Index Leverage multiplied by the applicable Rebalanced
Weight.

Example 2: The Federal Reserve has increased the Federal Funds Target Rate

- For the rebalancing day that occurred in August 2004, the Index would have selected 2 synthetic long Bond Futures positions, 4 synthetic short Bond Futures positions, 2 synthetic short Spread Based Futures positions and 4 short Money Market Futures positions (the "August 2004 Selected Portfolio").
- As of the rebalancing determination day immediately preceding the August 2004 rebalancing date, the Federal Reserve had raised the Federal Funds Target Rate.
- If the federal funds target rate on any rebalancing determination date is greater than the federal funds target rule on the 66 index calculation day immediately preceding such date, the Index will apply a 1/3 short allocation to each the J.P. Morgan USD Curve Index (USD) and the J.P. Morgan Front Eurodollar Futures Tracker Index (USD). In order to maintain 100% leverage, the exposure to the August 2004 Selected Portfolio is reduced to a 1/3 allocation.
- For the August 2004 selection, the Effective Weights (expressed in terms of an absolute weight and not in terms of the market position) were calculated as follows:

Example 2: The Federal Reserve has increased the Federal Funds Target Rate

	Constituent Position	Constituent Volatility	Exposure Leverage	Selection Weight	Fed Funds Weight	Rebalanced Weight	Index Leverage	Effective Weight
1	JFBU10US (long)	6.67%	59.97%	8.33%	33.33%	1.67%	145.04%	2.42%
2	JFBERXUS (long)	4.07%	98.28%	8.33%		2.73%		3.96%
3	JFBU2USD (short)	2.02%	198.02%	8.33%		5.50%		7.98%
4	JFBEDUUS (short)	1.27%	314.96%	8.33%		8.75%		12.69%
5	JFBEBLUS (short)	3.02%	100.00%	8.33%		2.78%		4.03%
6	J10EUSJP (short)	4.36%	91.74%	8.33%		2.55%		3.70%
7	JPVEU210 (short)	0.23%	500.00%	8.33%		13.89%		20.14%
8	JPVU0210 (short)	0.34%	500.00%	8.33%		13.89%		20.14%
9	JFLFUS2U (short)	0.88%	454.55%	8.33%		12.63%		18.31%
10	JFLFUS3U (short)	1.19%	336.13%	8.33%		9.34%		13.54%
11	JFLFUS4U (short)	1.39%	287.77%	8.33%		7.99%		11.59%
12	JFLFUS5U (short)	1.48%	270.27%	8.33%		7.51%		10.89%
13	JPVU0210 (short)	0.34%	500.00%	100.00%	33.33%	166.67%		241.73%
14	JFLFUS1U (short)	0.51%	500.00%	100.00%	33.33%	166.67%		241.73%
Total				300%				

J.P. MORGAN MOZAIC FIXED INCOME INDEX (USD)

9

A Step-by-Step Analysis of the Calculations in Example 2

[] Step 1: The Index calculates the "Constituent Volatility," which is the greater of (a) the historical realized volatility of each Constituent over the immediately preceding 20 index calculation days or (b) the historical realized volatility of each Constituent over the immediately preceding 66 index calculation days, as measured on the relevant rebalancing determination day
(the 4(th) index calculation day immediately preceding the rebalancing date).

[] Step 2: The Index calculates the "Exposure Leverage," which is the lesser of
(a) the Maximum Leverage set forth on the table on page 3 under "What are the
Constituents?" and (b) the percentage equal to the targeted volatility of 4.00%
 for each Constituent divided by the Constituent Volatility.

[] Step 3:  For each Constituent in the Selected Portfolio (Constituents 1-12),
the Index calculates the Selection Weight for each Constituent, which is 1 divided by the greater of (a) 12 and (b) the number of Constituents in the
Index.   For the J. P.  Morgan USD Curve Index (USD) and the J. P.  Morgan
Front Eurodollar Futures Tracker Index (USD), the Selection Weight is equal to
100%.

[] Step 4: If the federal funds target rate on any rebalancing determination date is greater than the federal funds target rate on the 66 index calculation day immediately preceding such date, the Index applies a 1/3 long allocation to the Selected Portfolio, which consists of 12 Constituents selected based on the performance review and an additional 1/3 short allocation to each the J. P.
Morgan USD Curve Index (USD) and the J. P.  Morgan Front Eurodollar Futures
Tracker Index (USD). Therefore, the Fed Funds Weight of the Selected Portfolio,
the J. P.  Morgan USD Curve Index (USD) and the J. P.  Morgan Front Eurodollar
Futures Tracker Index (USD) was equal to 33.33%.

[] Step 5:  The Index calculates the Rebalancing Weight for each Constituent, which is the Exposure Leverage of that Constituent multiplied by its Selection
Weight multiplied by Fed Funds Weight

[] Step 6: The Index calculates (a) the historical volatility of the Index using the volatility-adjusted levels of each Constituent using the leverage determined in Step 5 over the immediately preceding 20 index calculation days and the 66 index calculation days, as measured on the relevant rebalancing determination day and (b) applies the greater of the two volatility levels.
In this example, this calculation yielded a historical realized volatility of approximately 2.76%.

[] Step 7:  The Index calculates the "Index Leverage," which is the lesser of
(a) the maximum leverage that can be applied to the index of 250% or (b) the percentage equal to the targeted volatility of 4.00%  for each Constituent divided by the volatility determined in Step 6.

[] Step 8: The Index calculates the "Effective Weight" of each Constituent, which is equal to the Index

Leverage multiplied by the applicable Rebalanced Weight.

Historical analysis

Targeting volatility

As described in "Strategy Description," the Index aims to target an annualized volatility of 4.0% for the Index as a whole and 4.0% for each Constituent. The actual realized volatility of the Index or each Constituent, however, may be greater than or less than 4.0% per annum. The graph below illustrates the hypothetical three-month annualized volatility of the Index as well as that of the Barclays 20+ Year Treasury Bond Fund and the Barclays US Aggregate Total
Return Index Unhedged USD between September 29, 2003 and June 28, 2013.

Volatility is a measurement of the variability of returns. The historical, or
"realized," volatility of a portfolio can be measured in a number of ways. For the purposes of the graph below, volatility is calculated from the historical daily returns of each index over a three-month observation period. For any given day, the

"three-month annualized volatility" is the annualized standard deviation of the daily returns of the relevant index or fund using the closing levels or prices of the index or fund during the approximate three month period preceding that day. For example, for the day September 30, 2010, the data point on the graph for that day represents the annualized standard deviation of the daily returns using closing levels of the relevant index or fund during the approximate three month period up to and including September 30, 2010.

Hypothetical three-month realized volatility (September 29, 2003 -- June 28,
2013)

Source: Bloomberg and J.P. Morgan

Note: The hypothetical, historical three-month annualized volatility levels are presented for informational purposes only. The back-tested, hypothetical, historical three-month annualized volatility has inherent limitations. These volatility levels reflect historical performance (and, in the case of the
Index, hypothetical historical performance). No representation is made that in the future any of the above will have the volatilities shown above. There is no guarantee that the Index will outperform any alternative investment strategy, including the Barclays US Aggregate Total Return Value Unhedged USD or the
iShares Barclays 20+ Year Treasury Bond Fund.  Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate.  Actual three-month annualized volatilities will vary, perhaps materially, from this analysis.  Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

Hypothetical historical allocations

The following graph illustrates the hypothetical historical allocation by certain fixed income categories of the Constituents, based on the rebalancing mechanics set forth under the "Strategy Description." For a detailed description of which Underlying Indices make up the Constituents displayed in this graph, please see "What are the Constituents?".

Hypothetical allocations 2002 to 2013

Source: J.P. Morgan.
Note: The hypothetical allocations are obtained from back-testing and should not be considered indicative of the actual weights that would be assigned to the Constituents during your investment in certificates of deposit linked to the Index. J.P. Morgan provides no assurance or guarantee that the actual performance of the Index would result in allocations among the Constituents consistent with the hypothetical allocations displayed in the preceding graph.
Actual results will vary, perhaps materially, from those arising from the hypothetical historical allocations contained in this hypothetical back-test.
Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

The following graph illustrates the hypothetical historical percentage of time allocation in each Sub-Sector based on the rebalancing mechanics set forth under the "Strategy Description." The Constituents are categorized by the applicable fixed income sub-sectors under "What are the Constituents?"

Hypothetical Percentage of Time Invested in Each Sub-Sector

Source: J.P. Morgan.
Note: The hypothetical allocations are obtained from back-testing and should not be considered indicative of the actual percentage of the time that would be assigned to the Constituents during your investment in certificates of deposit linked to the Index.  J.P. Morgan provides no assurance or guarantee that the actual performance of the Index would result in allocations to the Constituents consistent with the hypothetical allocations displayed in the preceding graphs.
 Actual results will vary, perhaps materially, from those arising from the hypothetical historical allocations contained in this hypothetical back-test.
Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

The following graph illustrates the hypothetical average historical percentage of weight allocations of each Constituent when the Constituents are selected based on the rebalancing mechanics set forth under the "Strategy Description."
The Constituents are categorized by the applicable fixed-income sub-sectors under "What are the Constituents?"

Source: J.P. Morgan.
Note: The hypothetical allocations are obtained from back-testing and should not be considered indicative of the actual weights percentage that would be assigned to the Non-Cash Constituents during your investment in certificates of deposit linked to the Index. J.P. Morgan provides no assurance or guarantee that the actual performance of the Index would result in allocations to the
Constituents consistent with the hypothetical allocations displayed in the preceding graph.  Actual results will vary, perhaps

materially, from those arising from the hypothetical historical allocations contained in this hypothetical back-test.  Please see "Important Information"
at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

The following charts illustrate the approximate allocation over specific time periods to constituents with long duration bias and a short duration bias. This is intended to demonstrate how the approximate allocation of the Index changes during different market environments. These hypothetical allocations were calculated daily during the periods indicated.

Long exposure in a fixed income bull market: yield pick, low interest rate environment

Short exposure in a fixed income bear market: hedge against rising interest rates

Source: J.P. Morgan. Numbers have been rounded for convenience.
Note: The hypothetical allocations are obtained from back-testing and should not be considered indicative of the actual weights that would be assigned to the Constituents during your investment in certificate of deposit linked to the
Index. J.P. Morgan provides no assurance or guarantee that the actual performance of the Index would result in allocations among the Constituents consistent with the hypothetical allocations displayed in the preceding graphs.
Actual results will vary, perhaps materially, from those arising from the hypothetical historical allocations contained in this hypothetical back-test. Please see "Important Information" at the front of this publication for a discussion of certain additional limitations of back-testing and simulated returns.

Risks associated with the Index

OUR AFFILIATE, J.P. MORGAN SECURITIES PLC, IS THE CALCULATION AGENT OF THE
INDEX AND EACH UNDERLYING INDEX AND MAY ADJUST THE INDEX OR AN UNDERLYING INDEX
IN A WAY THAT AFFECTS ITS LEVEL -- The discretion of the calculation agent for the Index and the Underlying Indices could have an impact, positive or negative, on the closing level of the Index.  The calculation agent for the
Index and the Underlying Indices is under no obligation to consider your interests in taking any actions.
THE INVESTMENT STRATEGY OF THE INDEX MAY NOT BE SUCCESSFUL -- The investment view underlying the use of the federal funds target rate to determine the exposure of the Index may not prove to be correct over any given period of time.  In addition, the Index's strategy is based, in part, on momentum investing, which seeks to capitalize on positive and negative trends in the level of the Constituents on the assumption that if a Constituent performs well or poorly, it will continue to perform well or poorly in the future.  However, in non-trending, sideways markets, momentum investment strategies are subject to "whipsaws," which occur when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a decline in the level of the Constituent during the particular period. Consequently, the Index may perform poorly in non-trending, "choppy" markets.

BECAUSE THE INDEX MAY INCLUDE NOTIONAL SHORT POSITIONS, THE INDEX MAY BE
SUBJECT TO ADDITIONAL RISKS -- Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the appreciation of the price of the relevant asset before the short position is closed.  It is possible that the Underlying Index referenced by any notional short position included in the Index may appreciate substantially with an adverse effect on the level of the Index.

THE INDEX AND THE CONSTITUENTS MAY NOT ACHIEVE THE TARGET VOLATILITY  -- The
Index targets an annualized volatility of 4% with respect to the Index as a whole, as well as with respect to each individual Constituent, in connection with each rebalancing. Because the volatility targeting features are based on historical measures of volatility, and because the volatility of the Index and each Constituent may differ significantly from its historical levels and may change rapidly at any time, there can be no assurance that the Index or any
Constituent will realize an actual volatility of 4% per annum. The actual realized volatility of the Index or any Constituent could be significantly greater or less than 4% per annum.

THE INDEX MAY BE PARTIALLY UNINVESTED -- If fewer than 12 Constituents are included in the Selected Portfolio, the Index will be proportionately uninvested.  In addition, if a Selected Portfolio includes any pair of a short
Constituent and a long Constituent that reference the same Underlying Index, the returns of those Constituents may offset each other, and the Index will be effectively uninvested with respect to any weight assigned to those
Constituents. Furthermore, if, for any Constituent, the product of the volatility-targeted leverage associated with the Index and the volatility-targeted leverage associated with that Constituent is less than
100%, a portion of any weight assigned to that Constituent will be uninvested.
The Index will reflect no return for any uninvested portion.

THE INDEX MAY BE AFFECTED BY SIGNIFICANT VOLATILITY IN THE CONSTITUENTS, EACH
OF WHICH IS SUBJECT TO THE VOLATILITY ASSOCIATED WITH FUTURES CONTRACTS -- The
Constituents each track the returns of futures contracts (or the price spread between futures contracts). The prices of futures contracts are subject to sudden changes and can move dramatically over short periods of time, even when they have been relatively stable for an extended period of time leading up to the change. As a result, the levels of the Constituents and, therefore, the
Index may decline dramatically before the increased volatility will be reflected in the trailing 20-Index Calculation Day and 66-Index Calculation Day
measures of historical volatility used by the Index's volatility targeting features. Consequently, the Index may experience sharp declines over short periods of time, notwithstanding the volatility targeting features.

OTHER KEY RISKS --

[] The level of the Index will reflect the deduction of a fee of 0.55%  per annum.
[] The Index may be subject to increased volatility due to the use of significant leverage as part of the volatility-targeting feature.
[] The Index and the Constituents have limited operating histories.
[] The hypothetical back-tested  performance of the Index does not represent the actual historical performance of the Index and has not been verified by an independent third party.
[] Movements in the Constituents may be highly correlated and/or changes in the levels of the Constituents may offset each other.

[] The Index and the Constituents are price return indices that do not reflect
"roll yields" or "total returns. "
[] The Index comprises notional assets and therefore there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.
[] The Index is subject to significant risks associated with fixed-income securities and may be volatile.
[] The level of the Index may be influenced by unpredictable changes in the governments and economies of the governments that issued the bonds underlying the futures contracts, and the constituents may be affected by changes in the perceived creditworthiness of the governments that issue the underlying bonds.

[] The Index will be subject to currency exchange risk because the returns underlying some Constituents are converted into U. S.  dollars.
[] The Index is subject to risks associated with non-U.  S.  securities markets.

You should review carefully the related "Risk Factors" sections in the relevant disclosure statement and underlying supplement and the "Selected Risk Factors"
section in the relevant term sheet.